Exhibit 1

6 February 2024

British American Tobacco p.l.c. (the ‘Company’)

Board and Committee Changes

The Company announces that Sue Farr and Dimitri Panayotopoulos will step down from the Board with effect from the conclusion of the Company's AGM on 24 April 2024 having served as Non-Executive Directors for nine years.

As a result of these departures, the Company announces changes to the role of Senior Independent Director and to the composition of the Audit and Remuneration Committees.

With effect from the conclusion of the Company’s AGM on 24 April 2024:

-
Holly Keller Koeppel will be appointed as Senior Independent Director, succeeding Sue Farr. Holly has been a Non-Executive Director of the Company since July 2017 and she is currently Chair of the Audit Committee and a member of the Nominations Committee.

-	Darrell Thomas will be appointed as Chair of the Audit Committee, succeeding Holly Keller Koeppel, who will remain a member of the Audit Committee.

-	Kandy Anand will be appointed as Chair of the Remuneration Committee, succeeding Dimitri Panayotopoulos.

Commenting of the changes, Luc Jobin, said: “I would like to thank both Sue and Dimitri for their extensive contribution to the Board over their tenures. I would also like to thank Holly for chairing the Audit Committee since 2019. I look forward to welcoming Holly, Darrell and Kandy to their new roles.”

From the conclusion of the 2024 AGM, the memberships of the Company's Audit and Remuneration Committees will be:

Audit Committee	Remuneration Committee
Chair: Darrell Thomas	Chair: Kandy Anand
Holly Keller Koeppel	Murray S. Kessler
Karen Guerra	Serpil Timuray
Véronique Laury

The above proposals are subject to re-election of each of the Directors at the 2024 AGM.

This announcement is made in accordance with LR 9.6.11.

Enquiries:

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